                                                                      EXHIBIT 22


                             ELECTION OF DIRECTORS

       Stockholders will elect ten directors at the Annual Meeting. The individuals listed below have been nominated by the Board of Directors as recommended by the Corporate Governance and Nominating Committee. L. Richard Flury recently resigned from our Board as he completes his move to BP-Amoco's business in the United Kingdom. Each director will serve until the May 2000 annual meeting, until a qualified successor director has been elected, or until he or she resigns or is removed by the Board of Directors.

       We will vote your shares as you specify on the enclosed proxy card. If you do not specify how you want your shares voted, we will vote them FOR the election of all the nominees listed below. If unforeseen circumstances (such as death or disability) make it necessary for the Board of Directors to substitute another person for any of the nominees, we will vote your shares FOR that other person. The Board of Directors does not anticipate that any nominee will be unable to serve. The nominees have provided the following information about themselves:

WILLIAM F. ALDINGER III, 51, has served as the Chairman and Chief Executive Officer of Household International, Inc. a consumer finance company, since 1994. From 1986 through 1994, Mr. Aldinger held various senior management positions at Wells Fargo Bank, N.A. He serves on the boards of SunAmerica, Inc. and MasterCard International. Mr. Aldinger has been a director of ITW since 1998.

MICHAEL J. BIRCK, 61, founded Tellabs, Inc. and has been its President and Chief Executive Officer since 1975. Tellabs designs, manufactures, markets and services voice and data equipment. Mr. Birck is a director of Molex, Inc. and Tellabs, Inc. He has been a director of ITW since 1996.

MARVIN D. BRAILSFORD, 60, has been Vice President of Kaiser-Hill Company LLC, a construction and environmental services company, since 1996. Mr. Brailsford founded the Brailsford Group, an acquisition consulting firm, and served as its President from 1995 to 1996. From 1992 to 1995, he was the President of Metters Industries, an information technology company. Mr. Brailsford retired from the United States Army in 1992 with the rank of Lieutenant General after 33 years of service. He has served as a director of ITW since 1996.

SUSAN CROWN, 40, has been Vice President of Henry Crown and Company, a family owned and operated business with investments in securities, real estate and manufacturing operations, since 1984. Ms. Crown is a director of Baxter International Inc. and Northern Trust Corporation and its subsidiary, The Northern Trust Company. She has been a director of ITW since 1994.

H. RICHARD CROWTHER, 66, was the Vice Chairman of ITW from 1990 to 1995 and Executive Vice President from 1983 through 1989. Mr. Crowther had 36 years of service with ITW prior to his retirement. He is a director of Applied Power Inc. and has been a director of ITW since 1995.

W. JAMES FARRELL, 56, has been Chairman of ITW since 1996 and Chief Executive Officer since 1995. Mr. Farrell served as President from 1994 until 1996 and as Executive Vice President from 1983 until 1994. He has 33 years of service with ITW. Mr. Farrell is a director of Morton International, Inc., Premark International, Inc. and The Quaker Oats Company. He has been a director of ITW since 1995.

ROBERT C. MCCORMACK, 59, has been a Partner of Trident Capital LP, a venture capital firm, since 1993. Mr. McCormack served as Assistant Secretary of the Navy from 1990 to 1993, as Deputy Under Secretary of Defense from 1987 to 1990, and as Managing Director of Morgan Stanley & Co. Incorporated, an investment bank, from 1985 to 1987. He is a director of DeVry, Inc. and has been a director of ITW since 1993. He previously was a director of ITW from 1978 through 1987.

PHILLIP B. ROONEY, 54, has served as Vice Chairman of The ServiceMaster Company, a network of quality service companies, since 1997. Mr. Rooney was the President of WMX Technologies Inc., a waste management company, from 1985 until 1997. He is a director of The ServiceMaster Company and Urban Shopping Centers Inc. and a trustee of the Van Kampen American Capital Open-End Funds. Mr. Rooney has been a director of ITW since 1990.

HAROLD B. SMITH, 65, has been Chairman of the Executive Committee of ITW since 1982. Mr. Smith is a director of W.W. Grainger Inc. and Northern Trust Corporation and its subsidiary, The Northern Trust Company. He is a trustee of The Northwestern Mutual Life Insurance Company. He has served as a director of ITW since 1968.

ORMAND J. WADE, 59, was Vice Chairman of Ameritech Corp., a telecommunications products and services provider, from 1987 to 1993. Mr. Wade served as the President and Chief Executive Officer of Illinois Bell Telephone Company from 1982 to 1986. He is a director of Andrew Corporation and Westell Inc. and has been a director of ITW since 1985.

                             OWNERSHIP OF ITW STOCK

DIRECTORS AND EXECUTIVE OFFICERS

       The following table shows how much ITW common stock the directors, the named executive officers, and all executive officers and directors as a group beneficially owned as of December 31, 1998. The named executive officers include the Chief Executive Officer and the four next most highly compensated executive officers based on compensation earned during 1998.

       Beneficial ownership is a technical term broadly defined by the SEC to mean more than ownership in the usual sense. In general, beneficial ownership includes any shares a director or executive officer can vote or transfer and stock options that are exercisable currently or become exercisable within 60 days. Except as otherwise noted, the stockholders named in this table have sole voting and investment power for all shares shown as beneficially owned by them.

       The number of shares beneficially owned by each non-officer director includes 900 shares (600 for Mr. Aldinger granted January 4, 1999) of restricted ITW common stock that were granted under the Directors' Restricted Stock Plan. The number of the director's phantom stock units disclosed in the table represents an equivalent number of shares of ITW common stock. Phantom stock units are not transferable and have no voting rights. The units are not included in the "percent of class" calculation.

                                                                                               PERCENT
                                                      SHARES OF COMMON STOCK      PHANTOM         OF
             NAME OF BENEFICIAL OWNER                   BENEFICIALLY OWNED      STOCK UNITS     CLASS
             ------------------------                 ----------------------    -----------    --------
Directors (other than Executive Officers)
  William F. Aldinger III.........................                 700(1)          1,000         *
  Michael J. Birck................................               3,500             2,041         *
  Marvin D. Brailsford............................               2,200             2,036         *
  Susan Crown.....................................              10,700(2)          2,058         *
  H. Richard Crowther.............................             351,612(3)          2,212         *
  L. Richard Flury................................               2,100             2,058         *
  Robert C. McCormack.............................          14,519,200(4)          2,058          5.7
  Phillip B. Rooney...............................              34,641(5)          2,058         *
  Harold B. Smith.................................          38,640,002(6)             --         15.2
  Ormand J. Wade..................................               5,700             2,058         *
Executive Officers
  W. James Farrell................................             444,252(7)             --         *
  Russell M. Flaum................................             103,388(8)             --         *
  Frank S. Ptak...................................             227,552(9)             --         *
  F. Ronald Seager................................             203,038(10)            --         *
  David B. Speer..................................              57,011(11)            --         *
Directors and Executive Officers as a Group (24
  Persons)........................................          40,516,295(12)        17,579         16.0

------------
  *  Less than 1%.

 (1) Includes 100 shares owned by Mr. Aldinger's spouse, as to which he disclaims beneficial ownership.

 (2) Includes (a) 2,000 shares owned in a trust as to which Ms. Crown shares voting and investment power; and (b) 2,000 shares held in trusts of which Ms. Crown's children are beneficiaries and as to which she disclaims beneficial ownership.

 (3) Includes (a) 255,041 shares held in a revocable living trust as to which Mr. Crowther shares voting and investment power; (b) 30,107 shares owned by his spouse as to which Mr. Crowther disclaims beneficial ownership; and (c) 27,104 shares covered by options exercisable within 60 days.

 (4) Includes (a) 400 shares owned in a trust as to which Mr. McCormack shares voting and investment power with The Northern Trust Company; and (b) 14,510,380 shares owned in twelve trusts as to which Messrs. McCormack, E.B. Smith, Jr., H.B. Smith and The Northern Trust Company are trustees and share voting and investment power. Mr. McCormack's address is c/o The Secretary, Illinois Tool Works Inc., 3600 West Lake Avenue, Glenview, Illinois 60025.

 (5) Includes 2,000 owned by Mr. Rooney's spouse, as to which he disclaims beneficial ownership.

 (6) Includes (a) 21,318,764 shares owned in twelve trusts as to which Mr. Smith shares voting and investment power with The Northern Trust and others; (b) 2,164,480 shares owned in ten trusts as to which he shares voting and investment power; (c) 14,510,380 shares owned in twelve trusts as to which Messrs. McCormack, E.B. Smith, Jr., H.B. Smith and The Northern Trust Company are trustees and share voting and investment power; and (d) 69,792 shares owned by a charitable foundation of which Mr. Smith is a director. Mr. Smith's address is c/o The Secretary, Illinois Tool Works Inc., 3600 West Lake Avenue, Glenview, Illinois 60025.

 (7) Includes (a) 1,395 shares owned by Mr. Farrell's son as to which he disclaims beneficial ownership; (b) 1,700 shares owned by Mr. Farrell's spouse as to which he disclaims beneficial ownership; (c) 38,158 shares owned in a partnership as to which Mr. Farrell shares voting and investment power; (d) 7,263 shares owned by a charitable foundation of which Mr. Farrell is an officer; (e) 7,044 shares allocated to Mr. Farrell's account in the ITW Savings and Investment Plan; and (f) 367,000 shares covered by options exercisable within 60 days.

 (8) Includes (a) 1,534 shares allocated to Mr. Flaum's account in the ITW Savings and Investment Plan; and (b) 71,600 shares covered by options exercisable within 60 days.

 (9) Includes 159,500 shares covered by options exercisable by Mr. Ptak within 60 days.

(10) Includes (a) 1,976 shares owned by Mr. Seager's spouse as to which he disclaims beneficial ownership; and (b) 152,500 shares covered by options exercisable within 60 days.

(11) Includes (a) 806 shares allocated to Mr. Speer's account in the ITW Savings and Investment Plan; and (b) 53,500 shares covered by options exercisable within 60 days.

(12) Includes 1,181,018 shares covered by options exercisable within 60 days.

OTHER PRINCIPAL STOCKHOLDERS

       This table shows, as of December 31, 1998, all stockholders other than directors that we know to be beneficial owners of more than 5% of ITW common stock. We have a commercial banking relationship with The Northern Trust Company, which also acts as the trustee under our principal pension plan. The Northern Trust Company is a wholly owned subsidiary of Northern Trust Corporation. Harold B. Smith and Susan Crown, directors of ITW, are also directors of Northern Trust Corporation and The Northern Trust Company.

                      NAME AND ADDRESS                               AMOUNT OF          PERCENT
                    OF BENEFICIAL OWNER                         BENEFICIAL OWNERSHIP    OF CLASS
                    -------------------                         --------------------    --------
Edward Byron Smith, Jr......................................       14,753,365(1)           5.8
The Northern Trust Company..................................       46,149,581(2)          18.2

------------
(1) Includes (a) 13,440 shares that Mr. Smith holds directly and as to which he has sole voting and investment power; (b) 32,932 shares owned in two trusts as to which Mr. Smith has sole voting and investment power; (c) 155,733 shares owned in two trusts as to which Mr. Smith shares voting and investment power with his sister; (d) 14,510,380 shares owned in twelve trusts as to which Messrs. McCormack, E.B. Smith, Jr., H.B. Smith and The Northern Trust Company are trustees and share voting and investment power; and (e) 40,880 shares held for the benefit of Mr. Smith's children in four accounts as to which Mr. Smith has sole voting and investment power. Mr. Smith's address is c/o The Secretary, Illinois Tool Works Inc., 3600 West Lake Avenue, Glenview, Illinois 60025.

(2) The Northern Trust Company and its affiliates act as sole fiduciary or co-fiduciary of trusts and other fiduciary accounts that own an aggregate of 46,149,581 shares. They have sole voting power with respect to 16,917,386 shares and share voting power with respect to 16,953,619 shares. They have sole investment power with respect to 3,471,813 shares and share investment power with respect to 37,878,984 shares. In addition, The Northern Trust Company holds in other accounts, but does not beneficially own, 17,428,099 shares, resulting in aggregate holdings by The Northern Trust Company of 63,577,680 shares, or 25.1%. The Northern Trust Company's address is 50 South LaSalle Street, Chicago, Illinois 60675.

                             EXECUTIVE COMPENSATION

       This table summarizes the compensation of the Chief Executive Officer and the other four most highly compensated executive officers of ITW.

                           SUMMARY COMPENSATION TABLE

                                                                         LONG TERM
                                                                      COMPENSATION(3)
                                                                      ---------------
                                                                          AWARDS
                                                                          ------
                                          ANNUAL COMPENSATION           SECURITIES       ALL OTHER
            NAME AND                 ------------------------------     UNDERLYING      COMPENSATION
       PRINCIPAL POSITION            YEAR   SALARY(1)   BONUS(1)(2)       OPTIONS          (4)(5)
       ------------------            ----   ---------   -----------   ---------------   ------------
W. James Farrell.................    1998   $600,000     $877,500         100,000         $42,935(6)
  Chairman and Chief                 1997    499,900      600,000         100,000          48,042
  Executive Officer                  1996    453,754      500,000         400,000          40,808
Frank S. Ptak....................    1998   $312,312     $468,000          60,000         $11,826
  Vice Chairman                      1997    288,017      293,030          50,000          14,140
                                     1996    255,261      275,000              --          11,429
F. Ronald Seager.................    1998   $244,650     $360,000          30,000         $10,983
  Executive Vice President           1997    232,562      220,980          30,000          15,155
                                     1996    218,801      204,580              --          12,160
David B. Speer...................    1998   $214,231     $295,350          30,000         $ 7,203
  Executive Vice President           1997    190,924      183,300          30,000           7,262
                                     1996    179,507      159,480              --           5,931
Russell M. Flaum.................    1998   $230,000     $257,140          30,000         $ 6,516
  Executive Vice President           1997    214,955      218,500          30,000           7,552
                                     1996    208,082      209,195              --           6,411

------------
(1) Actual salary or bonus earned. Includes amounts deferred by the executive under the 1993 Executive Contributory Retirement Income Plan or the Savings and Investment Plan.

(2) Amounts awarded under the Executive Incentive Plan are calculated on the executive's base salary as of December 31 for that year and paid in the following year.

(3) As part of long term compensation, awards of ITW restricted stock were made under the Stock Incentive Plan in 1994. At December 31, 1998 the number of unvested restricted shares and their value was: Mr. Farrell, 22,400 shares valued at $1,299,200; Mr. Ptak, 22,400 shares valued at $1,299,200; Mr.
    Seager, 14,000 shares valued at $812,000; and Mr. Flaum, 14,000 shares valued at $812,000.

(4) Includes company matching contributions to the 1993 Executive Contributory Retirement Income Plan or the Savings and Investment Plan as follows: Mr. Farrell, $18,000; Mr. Ptak, $9,369; Mr. Seager, $7,339; Mr. Speer, $6,427;
    and Mr. Flaum $5,308.

(5) Includes interest credited on deferred compensation under the 1993 Executive Contributory Retirement Income Plan in excess of 120% of the Applicable Long Term Rate as follows: Mr. Farrell, $2,854; Mr. Ptak, $2,457; Mr. Seager, $3,644; Mr. Speer, $776; and Mr. Flaum, $1,208.

(6) Includes $22,081 representing imputed income on Mr. Farrell's outstanding home loan made by ITW in 1995. The maximum amount of the loan outstanding during 1998 was $355,000, which by March 1, 1999 had been reduced to $225,000. The imputed rate of interest on the loan is 7.34% per annum and the loan is repayable in annual installments through the year 2000.

       Under stock ownership guidelines established by the Board of Directors, we require each executive officer to own a certain number of shares of ITW stock based upon a multiple of base salary. We have lent money to Messrs. Farrell, Ptak and Flaum to help them comply with these guidelines. The promissory notes evidencing these loans have a five-year term, which is renewable. The executive must repay the note within 180 days following termination of employment with ITW or upon bankruptcy, insolvency, death or breach of the terms of the note. In addition, if we terminate the executive's employment for gross or willful misconduct, then he must repay the note immediately. As of February 28, 1999, Mr. Farrell had an outstanding loan payable December 31, 2000 of $99,760, which is the largest amount that Mr. Farrell has been indebted to us since the beginning of 1998. This loan is at an annual interest rate of 5.91% and is secured by 3,200 shares of ITW stock. Also as of February 28, 1999, Mr. Ptak had two outstanding loans. A loan in the amount of $31,018 payable October 23, 2000 is at an annual interest rate of 6.31% and is secured by 4,000 shares of ITW stock. A second loan in the amount of $25,915 payable December 31, 2000 is at an annual interest rate of 5.91% and is secured by 3,200 shares of ITW stock. The largest aggregate amount that Mr. Ptak has been indebted to us since the beginning of 1998 was $63,363. In addition, in February 1999, Mr. Flaum repaid an outstanding loan of $62,352, which is the largest amount that Mr. Flaum had been indebted to us since the beginning of 1998. The loan was at an annual interest rate of 5.91% and was secured by 2,000 shares of ITW stock.

       In the event of a change of control of ITW, each executive officer's unvested restricted stock and stock options previously granted under the Stock Incentive Plan fully vest. In addition, executives receive a cash payment under the Executive Incentive Plan immediately upon a change of control. The amount paid under the Executive Incentive Plan equals a portion of the maximum awards payable under the Plan for that year based on the number of days in the year that have elapsed as of the date of the change of control.

                             OPTION GRANTS IN 1998

       This table gives information relating to option grants in 1998 to the Chief Executive Officer and the other four most highly compensated executive officers of ITW.

                                                 INDIVIDUAL GRANTS
                               -----------------------------------------------------
                                             PERCENT OF                                   GRANT DATE
                               SECURITIES   TOTAL OPTIONS                                   VALUE
                               UNDERLYING    GRANTED TO     EXERCISE OR                ----------------
                                OPTIONS     EMPLOYEES IN    BASE PRICE    EXPIRATION      GRANT DATE
            NAME               GRANTED(1)       1998         PER SHARE       DATE      PRESENT VALUE(2)
            ----               ----------   -------------   -----------   ----------   ----------------
W. James Farrell.............   100,000          9.0          $58.25       12/11/08       $1,671,000
Frank S. Ptak................    60,000          5.3           58.25       12/11/08        1,002,600
F. Ronald Seager.............    30,000          2.7           58.25       12/11/08          501,300
David B. Speer...............    30,000          2.7           58.25       12/11/08          501,300
Russell M. Flaum.............    30,000          2.7           58.25       12/11/08          501,300

------------
(1) Options become exercisable in four equal annual installments on the anniversaries of the grant or immediately in the event of retirement, disability or death. A restorative option right applies to option grants so long as the option holder is employed by ITW. This means that an option holder who delivers previously acquired shares of ITW common stock in payment of an option's exercise price will be granted an additional option, which is subject to certain restrictions, to purchase the number of shares equal to the number of delivered shares.

(2) The estimated fair value of each option granted is calculated using the Black-Scholes option pricing model. The model assumes a 4.76% risk-free interest rate, 24.5% expected stock volatility, 1.20% dividend yield and 5.5 years expected until exercise.

                          OPTION EXERCISES IN 1998 AND
                          YEAR-END 1998 OPTION VALUES

       This table provides information regarding the exercise of options during 1998 and options outstanding at the end of the year for the Chief Executive Officer and the other four most highly compensated executive officers of ITW. The "value realized" is calculated using the difference between the option exercise price and the price of ITW common stock on the date of exercise multiplied by the number of shares acquired upon exercise. The "value of unexercised in-the-money options at year end 1998" is calculated using the difference between the option exercise price and $58.00 (the closing price of ITW stock on December 31, 1998) multiplied by the number of shares underlying the option. An option is in-the-money if the market value of ITW common stock is greater than the option's exercise price.

                                                     SECURITIES UNDERLYING         VALUE OF UNEXERCISED
                                                    UNEXERCISED OPTIONS AT        IN-THE-MONEY OPTIONS AT
                           SHARES                        YEAR END 1998                 YEAR END 1998
                         ACQUIRED ON    VALUE     ---------------------------   ---------------------------
        NAME              EXERCISE     REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
        ----             -----------   --------   -----------   -------------   -----------   -------------
W. James Farrell.....      15,992      $793,882     367,000        445,000      $10,302,000    $6,999,750
Frank S. Ptak........           0             0     159,500        112,500        5,550,999       544,875
F. Ronald Seager.....      15,000       774,843     152,500         67,500        5,393,475       494,175
David B. Speer.......       6,200       329,375      53,500         58,500        1,606,850       243,300
Russell M. Flaum.....           0             0      71,600         60,000        2,347,163       285,113

                                RETIREMENT PLANS

       ITW's principal defined benefit pension plan covers approximately 15,000 domestic business unit employees, including executive officers. Upon retirement, participants receive benefits based on years of service and average monthly compensation for the five highest consecutive years out of the last ten years of employment. Because the Internal Revenue Code imposes limits on those plan benefits, the Board has established a supplemental plan that provides for payments to certain executives equal to benefits that would be paid but for these limitations. The table below shows the maximum estimated annual benefits to be paid under the pension plan and supplemental plan at age 65 normal retirement to individuals in specified compensation and years of service categories. Compensation includes salary and bonus shown in the Summary Compensation Table on page 11.

                                                ESTIMATED ANNUAL NORMAL RETIREMENT BENEFITS(1)
                               --------------------------------------------------------------------------------
                                                   YEARS OF SERVICE AT NORMAL RETIREMENT(2)
       COMPENSATION               10          15          20          25          30          35          40
       ------------            --------    --------    --------    --------    --------    --------    --------
$  350,000.................    $ 57,750    $ 86,625    $115,500    $144,375    $173,250    $186,375    $199,500
   600,000.................      99,000     148,500     198,000     247,500     297,000     319,500     342,000
   850,000.................     140,250     210,375     280,500     350,625     420,750     452,625     484,500
 1,100,000.................     181,500     272,250     363,000     453,750     544,500     585,750     627,000
 1,350,000.................     222,750     334,125     445,500     556,875     668,250     718,875     769,500
 1,600,000.................     264,000     396,000     528,000     660,000     792,000     852,000     912,000

------------
(1) The actual pension formula in effect excludes an amount equivalent to 0.65% of Social Security covered compensation times the individual's years of service up to 30 years. This exclusion is not reflected in the table and, therefore, the amounts shown are overestimated by relatively small percentages.

(2) Years of service as of December 31, 1998 for the five most highly compensated executive officers were as follows: Mr. Farrell, 33.5 years; Mr. Ptak, 23.1 years; Mr. Seager, 18.6 years; Mr. Speer, 20.5 years; and Mr. Flaum, 12.0 years.

       In addition, under ITW's 1982 Executive Contributory Retirement Income Plan, annual benefits payable beginning at the normal retirement age of 65 for 15 years are as follows: Mr. Farrell, $113,529 and Mr. Seager, $68,266.